Exhibit 99.1
PETMED EXPRESS, INC. D/B/A 1-800-PETMEDS ANNOUNCES ITS FIRST QUARTER FINANCIAL RESULTS AND A QUARTERLY DIVIDEND OF $0.30 PER SHARE

Delray Beach, Florida, July 26, 2021 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for its first quarter ended June 30, 2021. Net sales for the quarter ended June 30, 2021 were $79.3 million, compared to $96.2 million for the quarter ended June 30, 2020, but relatively flat versus the quarter ended June 30, 2019, prior to the pandemic. Net income for the quarter ended June 30, 2021 was $4.4 million, or $0.22 diluted per share, compared to net income of $7.8 million, or $0.39 diluted per share, for the same quarter the prior year, and $5.3 million or $0.26 for the quarter ended June 30, 2019. During the quarter ended June 30, 2021 there were one-time charges of $717,000 related to the CEO’s separation agreement. The Company also incurred an additional cost of $260,000 related to brand and marketing consulting fees.

Mendo Akdag, the Company’s CEO, commented: “In our first quarter of FY 2022, we faced a unique situation. We were coming off a very strong quarter the previous year that was primarily driven by increased online buying as a result of the pandemic causing many stores to close and many vets to be unavailable. As a result, in the first quarter of FY 2021 consumers increasingly relied on ecommerce. However, during the most recent quarter while the pandemic was abating and stores were re-opening, the advertising market was rapidly recovering with demand driving up ad prices dramatically. As a result, our advertising spending delivered fewer ad impressions than in prior years. Because of this, we believe our advertising spending was less effective in the most recent quarter in its ability to attract new customers. Ad prices may revert back to more normal levels as the pandemic further subsides which may increase the efficiency and effectiveness of our media spending and thereby continue to help us gain new customers.”

Mr. Akdag added,” In addition, during the most recent quarter there was a dramatic increase in veterinary visits by consumers who were unable to visit their veterinarians during the pandemic. We believe the increase in veterinary visits was primarily due to pet owners needing to visit their veterinarians for their pets’ annual exam and to renew their prescriptions. Since some pet owners purchase medications directly from their vets during their veterinary visit, the Company believes this negatively impacted its sales during the quarter. We would expect to see stronger reorder sales in the back half of FY 2022, as we anticipate more prescriptions being renewed.”

Gian Fulgoni, Chairman of the Board of Directors, commented: “We are excited about the Company’s future. We are already a leader in the online pet medication market, which has a tremendous long term growth opportunity as pet owners continue to shift their purchases to ecommerce. The Company is in a very strong financial position, with over $111 million in cash and cash equivalents and no debt. We have two new board members on the slate for the annual shareholders’ meeting this week, who each bring deep ecommerce and marketing experience to the board, and we are well underway with our search for a new CEO. Going forward, we anticipate that the introduction of new media strategies and value-added services will successfully broaden our customer base. We will also continue investing in our ecommerce platform to better service our customers by adding additional features to our website to further drive sales, like AutoShip & Save, which was launched on our ecommerce platform last week. Our customers responded very positively and enrollment in AutoShip & Save was strong in this first week. We anticipate many more of our reorder sales will transition to AutoShip & Save by the end of our fiscal year.”

Finally, the Company would like to acknowledge its current CEO Mendo Akdag, who will be leaving the Company on July 30, 2021. The Company is very appreciative of Mendo’s leadership, vision, and dedication over the past 20 years, and wishes him the best in his future endeavors.

The Board of Directors declared a quarterly dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on August 13, 2021, to shareholders of record at the close of business on August 6, 2021. The Company intends to continue to pay regular quarterly dividends; however, the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, the Company will host a conference call to review the quarter-end financial results. To access the call, which is open to the public, dial (888) 455-1758 (toll free) or (203) 827-7025. Please call in ten minutes prior to the scheduled start time. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. Eastern Time on July 26, 2021 until August 9, 2021 at 11:59 P.M. Eastern Time. To access the replay, call (866) 360-7718 (toll free) or (203) 369-0170 and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Most Trusted Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs, cats, and horses at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.petmeds.com.

Exhibit 99.1 Page 1 of 5

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2021. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

Exhibit 99.1 Page 2 of 5

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for per share amounts)
	June 30,	March 31,
	2021	2021

ASSETS	(UNAUDITED)

Current assets:
Cash and cash equivalents	$111,786	$118,718
Accounts receivable, less allowance for doubtful accounts of $33 and $39, respectively	2,162	2,587
Inventories - finished goods	29,174	34,420
Prepaid expenses and other current assets	4,061	4,503
Prepaid income taxes	-	959
Total current assets	147,183	161,187

Noncurrent assets:
Property and equipment, net	25,280	25,450
Intangible assets	860	860
Total noncurrent assets	26,140	26,310

Total assets	$173,323	$187,497

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$24,714	$39,548
Accrued expenses and other current liabilities	6,579	5,387
Income taxes payable	569	-
Total current liabilities	31,862	44,935

Deferred tax liabilities	1,114	1,281

Total liabilities	32,976	46,216

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,270 and 20,269 shares issued and outstanding, respectively	20	20
Additional paid-in capital	7,829	7,111
Retained earnings	132,489	134,141

Total shareholders' equity	140,347	141,281

Total liabilities and shareholders' equity	$173,323	$187,497

Exhibit 99.1 Page 3 of 5

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share amounts) (Unaudited)

	Three Months Ended
	June 30,
	2021	2020

Sales	$79,312	$96,204
Cost of sales	57,532	69,419

Gross profit	21,780	26,785

Operating expenses:
General and administrative	8,041	7,754
Advertising	7,673	9,033
Depreciation	647	562
Total operating expenses	16,361	17,349

Income from operations	5,419	9,436

Other income:
Interest income, net	85	90
Other, net	284	255
Total other income	369	345

Income before provision for income taxes	5,788	9,781

Provision for income taxes	1,360	2,013

Net income	$4,428	$7,768

Net income per common share:
Basic	$0.22	$0.39
Diluted	$0.22	$0.39

Weighted average number of common shares outstanding:
Basic	20,109	19,984
Diluted	20,200	20,042

Cash dividends declared per common share	$0.30	$0.28

Exhibit 99.1 Page 4 of 5

PETMED EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)
	Three Months Ended
	June 30,
	2021	2020

Cash flows from operating activities:
Net income	$4,428	$7,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	647	562
Share based compensation	718	740
Deferred income taxes	(167)	(255)
Bad debt expense	29	33
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	396	1,100
Inventories - finished goods	5,246	(25,187)
Prepaid income taxes	959	-
Prepaid expenses and other current assets	442	(737)
Accounts payable	(14,834)	1,317
Accrued expenses and other current liabilities	1,145	903
Income taxes payable	569	2,554
Net cash used in operating activities	(422)	(11,202)

Cash flows from investing activities:
Purchases of property and equipment	(477)	(145)
Net cash used in investing activities	(477)	(145)

Cash flows from financing activities:
Dividends paid	(6,033)	(5,594)
Net cash used in financing activities	(6,033)	(5,594)

Net decrease in cash and cash equivalents	(6,932)	(16,941)

Cash and cash equivalents, at beginning of year	118,718	103,762

Cash and cash equivalents, at end of year	$111,786	$86,821

Supplemental disclosure of cash flow information:

Dividends payable in accrued expenses	$245	$297

Exhibit 99.1 Page 5 of 5